EXHIBIT 99.1

GLOBAL SHIP LEASE

July 24, 2008

Operator: Good morning, ladies and gentlemen, and welcome to the Marathon Acquisition Corp.’s conference call to announce the revised agreement to acquire Global Ship Lease.

Before we begin, I want to advise everyone that today’s conference is being recorded and it is now being Webcast. We will conduct a question and answer session after the opening remarks. Instructions will follow at that time.

At this time, I would like to turn the call over to the company; please go ahead.

Male: Before we begin, let me mention that statements made during the course of this conference call that state the company or management’s expectations, beliefs, plans, objectives, intentions, assumptions, and other statements that are not historical facts are forward-looking statements.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potential inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.

Factors that could cause the company’s actual results to differ possibly materially from those in the statements are discussed in its filings with the SEC, including the factors described and risk factors in the joint proxy statement prospectus.

Accordingly, you should not unduly rely on these forward-looking statements which speak only as of the date of this communication.

The company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this communication or to reflect the occurrence of unanticipated events.

I would like to turn over the call to Michael Gross, Chairman and Chief Executive Officer of Marathon.

Michael Gross: Good morning and welcome to today’s call to discuss Marathon’s revised agreement to acquire Global Ship Lease, a rapidly growing containership charter owner and the 20th-largest in the industry. I’m joined on the call today by the company’s CEO, Ian Webber.

An investor presentation detailing the transaction is now available at the SEC Web site as part of today’s 8-K filing for Marathon.

We are excited about Global Ship Lease’s prospects and believe that the fundamental changes to the transaction announced in today’s press release, including an eight percent increase in annual charter rates, an 8.5 percent reduction in the equity purchase price of the fleet, and the forfeiture of one-third of our founder shares provide a compelling opportunity for current and prospective shareholders.

Once the merger is completed, Global Ship Lease will be in an even stronger financial position to capitalize on current container ship industry dynamics in order to grow its fleet and increase dividends to shareholders in the long term.

As a result of the improved valuation of the transaction and higher charter rates, we are able to provide shareholders with an increased dividend of 92 cents per share annually, or 23 cents per share quarterly.

The dividend yield of 11.6 percent is very compelling versus the peer group average of 7.6 percent. In addition, we will be paying a starting dividend of 23 cents per share shortly after closing in late August or early September. If you net the starting dividend against the current share price, the yield is close to 12 percent.

Important to note, the majority of my shares, and a portion of CMA’s equity are in the form of subordinated shares, meaning that we do not get dividends until common shareholders receive the base 23 cents per share quarterly dividend on all shares on a cumulative basis.

We believe in the security of the dividend on all shares and our team is focused on growing the dividend on a sustainable basis. The structural changes announced today have improved GSL’s total common dividend coverage from 1.4 times to 1.44 times, and a total dividend coverage from 1.21 times to 1.28 times.

It was extremely important for me and for CMA CGM as a key shareholder to offer an attractive valuation to shareholders and to underscore our commitment to GSL and our belief in its core strengths.

Before providing more details on the current transaction, I would like to briefly highlight these key strengths. First, we have a young, high quality fleet of 17 container ships with an average age of just five-and-a-half years once our last vessel is delivered in July of 2009.

Our modern fleet of diverse vessel types closely mirrors the profile of the global container ship fleet and is attractive per charterers given the ability of our vessels to operate in a variety of trade lanes.

Second, our business model’s focus on long-term stable cash flows to ensure the stability of our dividend: We have an 11-year average charter term with $1.7 billion of contracted revenue, a predictable cost structure, and attractive pricing in our credit facility with the majority of our debts swapped into fixed rates at extremely attractive levels.

Third, we benefit today from operating in a unique environment for container ship charter owners. Over the last 20 years, the container ship industry has grown at an annual growth rate of 10 percent per year.

This sustainable long-term growth has been driven by globalization and the expansion of emerging markets. Despite recent global economic weakness, charter owners like Global Ship Lease are being presented with more and more attractive acquisition opportunities as liner companies increasingly chartering capacity and turn to companies like ourselves to provide addition tonnage to help them manage their balance sheets through sale leasebacks.

Global Ship Lease has significant growth opportunities as a rapidly-expanding charter owner in a highly fragmented market. In its fully financed fleet of vessels it delivered over the next year, GSL’s fleet capacity will grow by 80 percent and its contracted revenue by 60 percent.

Through its $800 million credit facility, and its expected warrant proceeds, GSL has significant financial capacity to make accretive vessel acquisitions and to grow its dividend to shareholders.

In pursuing this important objective, we are committed to employing a disciplined acquisition approach and will only enter into transactions that offer attractive returns for shareholders and enable the company to grow its long-term distributable cash flow.

This significant growth potential is supported by an extremely experienced management team. I’m delighted to have a team whose diverse, longstanding industry relationships will help to grow the fleet and to secure new charterers going forward.

Chief Executive Officer Ian Webber, formerly CFO CP Ships; Chief Financial Officer Susan Cook, formerly Group Head of Specialized Finance at P&O; and our Chief Commercial Officer Tom Lister, formerly Ship Financier at DVB Bank, are actively pursuing acquisition opportunities.

Management has the very realistic goal of doubling its fleet to $2 billion over the next 12 to 18 months. I’m excited about Global Ship Lease’s prospects going forward and would now like to discuss the specifics of the recent changes we made and CMA CGM have made in order to further benefit the current and future shareholders of GSL.

In the revised agreement, holders of Marathon common stock will continue to receive one class A common share of Global Ship Lease, the surviving entity, for each share of Marathon common stock.

The key changes outlined in today’s announcement include the following. First, as mentioned, the charter rates on all vessels be increased by $7.8 million, which increases our run rate EBITDA by eight percent.

Second, the equity purchase price paid to CMA CGM would decrease by 2.13 million common and subordinated shares or approximately 8.5 percent of their stock consideration.

Third, myself and Marathon’s founders have agreed to forfeit 3.1 million common and subordinated shares, or approximately one-third of the sponsor shares. Fourth, CMA CGM will receive $48 million in preferred shares in lieu of cash.

And lastly, this retained cash will be used to purchase approximately six million shares at or shortly after closing.

In exchange for these concessions, CMA CGM and Marathon founders will receive approximately 6.2 million warrants to acquire class A common shares with a strike price of $9.25 and an expiration date in August of 2013.

If you have the presentation in front of you and turn to page 8, you’ll see a summary of the financial impact of these changes discussed above. Once all 17 vessels have been delivered, GSL will now have pro forma annual contracted revenue of $156 million and EBITDA of $102 million, and a distributable cash flow of in excess of $74 million, which more than supports the annual dividend of 92 cents per share.

To sum up, we are all extremely excited about GSL’s prospects, specifically I have personally invested $16 million to purchase two million shares in the open market under a (10B5) plan.

In addition, we have recently put in place an extremely experienced board of directors with extensive industry experience and financial expertise to complement our management team.

The shareholder vote is now scheduled for August 12th, 2008. We believe GSL represents an exciting opportunity to invest in a rapidly growing charter owner of container ship vessels whose long-term stable cash flow and significant growth opportunities will provide investors with sustainable and growing dividend in the future.

With that, Operator, I would now like to open it up for any questions.

Operator: At this time if you would like to ask a question, please press the star then one on your touchtone phone. To withdraw that question, you can press the pound key. Once again to ask a question, please press star then one on your touchtone phone. I’ll take a moment for questions to queue. Once again, please press star then one to ask a question.

We’ll take our first question from Micky Schlelin from Ladenburg. Please go ahead.

Micky Schlelin: Good morning, Michael. Micky Schlelin with Ladenburg Thalmann. I have four questions. First, just in terms of procedure I see that you’ve filed the third amendment with (FTC). Are you also required to update the proxy in its entirety or are you good just with this one amendment that you filed?

Michael Gross: We will be sending out a supplement, but we do not need to update the entire proxy. And that will go out very shortly.

Micky Schlelin: OK. In terms of the preferred shares to CMA, could you tell us what the terms are of the redemption of those shares?

Michael Gross: Yes, the shares – the preferred shares are of three-year maturity. They have a dividend rate of LIBOR plus 200. And they will be repaid at the earlier maturity or proceeds from warrant exercise.

Micky Schlelin: At what price?

Michael Gross: At $48 million, par amount.

Micky Schlelin: Par, OK.

Michael Gross: Yes. So what is basically happening is in lieu of $48 million cash, they’re taking back $48 million in preferred.

Micky Schlelin: Right. I just didn’t – I didn’t know if it was at par or another number. The last time I spoke with Ian, I don’t know if he’s on the call, he had mentioned potential savings from renegotiating the ship management contracts? I was wondering if he could give us an update on the status of those discussions.

Ian Webber: Micky, yes, I am on the call. Yes, we still believe that we can save costs on the ship operating side, either working closely with the current ship manager to drive down costs more, or by changing ship managers. So nothing substantial has changed on that front.

Micky Schlelin: OK. And, Ian, my last question is – regards new ships. I understand you can’t really do anything with new vessels until the deal closes. But could you give us a sense of the timing and the scope and the valuations of potential vessel acquisitions in the near term?

Ian Webber: Yes, sure. I mean, it is difficult to crystallize any deal before the consummation of a merger with Marathon, as you’ll understand. Nevertheless, we’ve seen a huge amount of potential transactions for us, probably $4 billion or $5 billion worth of transactions have passed our eyes in the last six months.

Not all of those clearly will be suitable for us, but some that at least half would be the source of things that we would like to do. And what we are seeing is increasing numbers of potential sale leaseback transactions, as Michael mentioned in the opening remarks, from operators who are looking to manage their balance sheets.

And that could be a feature of expectations of a slight downturn in performance or it could just be them managing their balance sheets in a normal way. It’s extremely difficult to forecast with accuracy exactly what transaction we will do, exactly how much it’s going to be, and exactly when it will be.

Nevertheless, we are extremely confident that soon after closing, within a few months we would look to announce some ship acquisitions.

Now that being said, and given we’ve got the firepower, we’ve got availability under the credit facility, $250 million-odd, we’ve got warrant proceeds coming in, another couple of hundred million dollars, so we can move quickly. We’re not going to be rushed into making transactions if they don’t make economic sense.

Micky Schlelin: And, Ian, can you give us a sense of the valuation on these ships and how that may have changed in the last couple of months?

Ian Webber: Ship valuation of – it depends on what you’re looking at. New buildings, ship values have been firm, haven’t changed very much. Very, very new ships similarly are very firm. So the secondhand ships as a portfolio, the valuations have come off by three or four percent maybe in the last five or six months. So that’s not significant.

In terms of our own fleet, we still believe that their current market value is above purchase price.

Micky Schlelin: And in terms of multiples of EBITDA, do you have a sense of what secondhand – the relatively young secondhand vessels are selling for?

Ian Webber: We would be looking at investing on an EBITDA multiple of about 10, as before.

Michael Gross: ((inaudible)), one of the things we’re very excited about is, as you know, the entire fleet we have today and our contracted fleet is fully financed.

Micky Schlelin: Yes.

Michael Gross: And we’re in a unique position of having between our credit facility warrant proceeds, you know, close to half a billion dollars or available capital to be 100 percent opportunistic and pick off the right situations, that’s what we intend to do.

Micky Schlelin: I understand. Appreciate your time this morning, thank you.

Michael Gross: Thank you. Thanks for your questions.

Ian Webber: Thanks, Micky.

Operator: Once again if you have a question, please press star then one on your touchtone phone. To withdraw that question, you can press the pound key. Again, it’s star one to ask a question. We’ll pause another moment for questions to queue.

It looks like we’ll take our question from Neil Danics from SPAC Analytics. Please go ahead.

Neil Danics: Hi, good morning, everybody. Great improvement to the terms. One question, previously you were planning to increase the dividend by a penny for quarter starting in the third quarter of 2009. I don’t see it mentioned in the new presentation. Is that still the plan?

Michael Gross: It is not. We’ve taken that out given how high we’re starting the dividend yield at relative to comps. Clearly though, as we do accretive acquisitions, you should expect our dividend to grow accordingly.

Neil Danics: OK.

Operator: Once again, please press star one to ask a question. Take a question from Joseph Berland from Millennium Partners. Please go ahead.

Joseph Berland: This is in reference to the warrant consent. What does that refer to?

Michael Gross: That has been there since day one. In order to re-domicile the company in the Marshall Islands, we need the warrants to consent to that (re-domiciliation).

Joseph Berland: So all of the warrant-holders have to vote?

Michael Gross: They don’t all have to vote. We just need to get 51 percent to vote yes.

Joseph Berland: What percent? I’m sorry.

Michael Gross: Fifty-one percent.

Joseph Berland: Thank you.

Operator: Once again, please press star one to ask a question. It appears that we have no further questions at this time.

Michael Gross: Just to (stop), we thank you all for your interests, we are available to meet one-on-one or have conference calls that are needed. And again, we thank you for your interests.

Ian Webber: Thank you very much.

Operator: This concludes today’s teleconference. You may disconnect your lines and have a wonderful day.

END